UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

July 6, 2016

RETAIL OPPORTUNITY INVESTMENTS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33749	26-0500600
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-189057-01	94-2969738
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8905 Towne Centre Drive, Suite 108 San Diego, California	92122
(Zip Code)

Registrant’s telephone number, including area code: (858) 677-0900

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 6, 2016, Retail Opportunity Investments Corp. (the “Company”) and Retail Opportunity Investments Partnership, LP (the “Operating Partnership”) entered into an underwriting agreement with Jefferies LLC, J.P. Morgan Securities LLC and KeyBanc Capital Markets Inc. as representatives of the several underwriters named in Schedule A thereto, in connection with the offer and sale by the Company of 5,700,000 shares of its common stock, par value $0.0001 per share, at a price of $21.25 per share. The Company granted the underwriters an option to purchase up to 855,000 additional shares of common stock, which has been exercised by the underwriters in full. The Company expects to receive aggregate net proceeds from the offering of approximately $133.1 million after deducting underwriting discounts and commissions and estimated offering expenses. The shares of the Company’s common stock are being offered and sold under a prospectus supplement and accompanying prospectus related to the Company’s and the Operating Partnership’s effective shelf registration statement on Form S-3ASR (File Nos. 333-211521 / 333-211521-01), each of which has been filed with the U.S. Securities and Exchange Commission. The offering closed on July 12, 2016. A copy of the underwriting agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated July 6, 2016, among Retail Opportunity Investments Corp., Retail Opportunity Investments Partnership, LP and Jefferies LLC, J.P. Morgan Securities LLC and KeyBanc Capital Markets Inc., as representative of the several underwriters named therein

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL OPPORTUNITY INVESTMENTS CORP.

Dated: July 12, 2016	By:	/s/ Michael B. Haines
Michael B. Haines
Chief Financial Officer

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP

By: RETAIL OPPORTUNITY INVESTMENTS GP, LLC, its general partner

	By:	/s/ Michael B. Haines
Michael B. Haines
Chief Financial Officer